                                                                   EXHIBIT T3C.3



                          SECOND SUPPLEMENTAL INDENTURE
                           DATED AS OF MARCH __, 2001


                              WAIVER AND AMENDMENTS

                            TO THAT CERTAIN INDENTURE
                          DATED AS OF DECEMBER 21, 1993
                             RELATING TO $85,000,000
                                 SERIES A AND B
                          10-5/8% SENIOR SECURED NOTES
                                    DUE 2000
             AS AMENDED BY THAT CERTAIN FIRST SUPPLEMENTAL INDENTURE
                            DATED AS OF MAY 19, 1999

                                       AND

                              TO THE SERIES B NOTES


                            ------------------------


                               GENERAL MEDIA, INC.


                              SUBSIDIARY GUARANTORS



                            ------------------------


                              THE BANK OF NEW YORK

                                     TRUSTEE

                          SECOND SUPPLEMENTAL INDENTURE

                           Dated as of March __, 2001



                SECOND SUPPLEMENTAL INDENTURE dated March __, 2001 (this "Supplemental Indenture") among GENERAL MEDIA, INC, a Delaware corporation (the "Company"), each of the "SUBSIDIARY GUARANTORS" listed on the signature pages hereto and THE BANK OF NEW YORK (successor-in-interest to IBJ Schroder Bank & Trust Company), AS TRUSTEE (the "Trustee").

                WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are parties to the Indenture dated as of December 21, 1993, as amended by the First Supplemental Indenture dated as of May 19, 1999 (as amended, the "Indenture"), pursuant to which $85,000,000 in aggregate principal amount of the Company's Series B 10-5/8% Senior Secured Notes due 2000 (the "Old Notes") have been issued and approximately $52,000,000 in aggregate principal amount of the Old Notes are currently outstanding;

                WHEREAS, the Company is currently in default with respect to the payment of principal of the Old Notes, which matured on December 31, 2000;

                WHEREAS, pursuant to the Offer to Exchange and Consent Solicitation Statement (the "Offer to Exchange and Consent Solicitation Statement") and the Consent and Letter of Transmittal (the "Consent and Letter of Transmittal" and, together with the Offer to Exchange and Consent Solicitation Statement, the "Offer"), each dated February 16, 2001, the Company wishes to exchange (the "Exchange") its outstanding Old Notes tendered by the holders thereof in connection with the Offer for Series C 15% Senior Secured Notes due 2004 ("New Notes"), with such terms as are provided for in this Supplemental Indenture, together with shares of its Class A Preferred Stock, par value $.01 per share (the "Preferred Stock");

                WHEREAS, this Supplemental Indenture will be effective only with respect to the New Notes issued in connection with the Exchange and not with respect to any Old Notes not tendered or accepted for exchange;

                WHEREAS, Sections 6.07 and 9.02 of the Indenture and Section 11 of the Old Notes provide that the Company, the Subsidiary Guarantors and the Trustee may waive, amend and supplement the provisions of the Indenture and the Old Notes as provided for herein with the consent of the Holders of the Old Notes so affected ("Noteholder Consent"), and the Company has obtained and filed with the Trustee evidence of such Noteholder Consent to this Supplemental Indenture on behalf of the holders exchanging their Old Notes for New Notes;

                WHEREAS, the execution and delivery of this Supplemental Indenture by the Company and each of the Subsidiary Guarantors have been duly authorized by resolutions of their respective Boards of Directors, and all other conditions and requirements necessary to authorize and permit the execution and delivery of this Supplemental Indenture by all parties hereto have been performed and fulfilled; and

                WHEREAS, the Company and the Subsidiary Guarantors have requested that the Trustee join them in the execution and delivery of this Supplemental Indenture for the purpose of waiving the Company's breach with respect to the payment of principal of Old Notes to be exchanged for New Notes and amending certain provisions of the Indenture and the Old Notes as hereinafter set forth, and the Trustee is willing to do so.

                NOW, THEREFORE, in consideration of the premises hereof and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Subsidiary Guarantors covenant and agree with the Trustee, for the equal and proportionate benefit of the respective holders from time to time of the New Notes, as follows:


                                    ARTICLE I

                             AMENDMENTS TO INDENTURE

        Section 1.1 DEFINITIONS. Section 1.01 of the Indenture is amended by the deletion of the current definitions of "Change of Control", "Notes" and "Permitted Investments" and the addition of the following definitions:

        "Change of Control" means (i) the sale, lease or transfer of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Principals or their Related Parties (as defined below)), (ii) the liquidation or dissolution of the Company, (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Principals and their Related Parties) of a direct or indirect majority in interest (more than 50%) of the voting power of the voting stock of the Company, GMHI or GMI by way of merger or consolidation or otherwise, (iv) the consummation of any transaction the result of which is that any Person or group (as defined above) owns, directly or indirectly, more of the voting power of the voting stock of the Company than the Principals and their Related Parties, (v) after the first sale of common equity by the Company, GMI or GMHI pursuant to a registration statement under the Securities Act that results in at least 25% of the then outstanding common equity of the Company, GMI or GMHI being held by the public, the Principals and their Related Parties own beneficially, directly or indirectly, less than 25% of the aggregate amount of voting stock, (vi) the resignation or termination of John Prebich and the failure of the Company to hire a replacement president and chief operating officer reasonably satisfactory to a majority of the Holders within 90 days or (vii) following the death of Robert C. Guccione, or other transfer of control of the

        Company by the Principals, the election of any new members to the Board of Directors other than by the then existing independent members of the Board of Directors."

                "EBITDA" means, without duplication, for any period the consolidated net income (excluding any extraordinary gains or losses or interest income) of the Company and its consolidated Subsidiaries plus, to the extent deducted in calculating consolidated net income, depreciation, amortization, interest expense and federal, state and foreign income tax expense, in each case in accordance with generally accepted accounting principles consistently applied.

                "Excess Cash Flow" means, without duplication, for any period,
        (i) the sum of EBITDA for such period plus extraordinary cash gains for such period less (ii) the sum of all debt service (other than mandatory prepayments calculated on the basis of Excess Cash Flow), Owner Payments, payments not to exceed $500,000 during the period in which the Series C Notes are outstanding to fund the repurchase of the Company's Common Stock issued pursuant to warrants exercised prior to the date hereof, fees and expenses to be paid to the Holders of Series C Notes and the Trustee and their respective counsel in connection with the Exchange, federal, state and foreign income taxes actually paid (including payments to affiliates for tax credits utilized to reduce or eliminate income taxes otherwise payable), extraordinary cash losses, and unfinanced capital expenditures not to exceed $500,000 in any calendar year, provided that any portion of such amount not used in any calendar year may be carried over to the next calendar year, in each case for the Company and its Subsidiaries for such period.

                "Exchange" means the exchange of the Company's Series B Notes for Series C Notes and shares of Class A Preferred Stock.

                "Notes" means, collectively, the Series A Notes, the Series B Notes and the Series C Notes.

                "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Subsidiary Guarantor and the Capital Stock of such Subsidiary is pledged to secure the obligations under the Notes or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor; and (d) other Investments made before March __, 2001 in any Person that do not exceed $1,850,000 at any time outstanding.

                "Series C Notes" means the Series C Notes to be issued pursuant to this Indenture (as amended by the Second Supplemental Indenture).

        Section 1.2 PAYMENT OF FEES AND EXPENSES. A new Section 4.21 is hereby added to the Indenture to read as follows:

        "Section 4.21. Payment of Fees and Expenses. On the date of the execution of the Second Supplemental Indenture and the issuance of the Series C Notes, the Company shall: (i) pay to the Holders of Series C Notes an amount equal to 2% of the principal amount of Notes exchanged by such Holder for Series C Notes and (ii) pay the respective duly invoiced fees and expenses incurred by the Trustee and its counsel and one counsel selected by the Holders of a majority of the Notes exchanged for Series C Notes in connection with the exchange of Notes for Series C Notes."

        Section 1.3 NOTEHOLDER CONSENT REQUIRED. A new Section 4.22 is hereby added to the Indenture to read as follows:

        "Section 4.22. Certain Activities Requiring Noteholder Consent. For so long as the Series C Notes remain outstanding, the Company and its Subsidiaries shall not, without, in each case, the prior written consent of Holders of a majority of the Series C Notes: (a) enter any lines of business which are not substantially similar or complementary to the businesses being conducted by the Company on the date hereof or (b) enter into any transaction or series of related transactions resulting in (i) a Change of Control or (ii) a sale, lease, conveyance or other disposition of (A) any trademarks containing the name "Penthouse", other than licenses granted in the ordinary course of business, or (B) the Company's and/or its Subsidiaries' assets for net proceeds in excess of $500,000."

        Section 1.4.    PAYMENTS TO ROBERT C. GUCCIONE AND HIS AFFILIATES. A new
Section 4.23 is hereby added to the Indenture to read as follows:

        "Section 4.23. Payments to Robert C. Guccione and his Affiliates. Notwithstanding any other provision of this Indenture (including, but not limited to, Sections 4.10, 4.11 and 4.15 thereof) and the Notes, Robert C. Guccione and his Affiliates shall be entitled to receive in any calendar year aggregate payments (including the payment of compensation, dividends, personal expenses and perquisites, loans, contributions of capital to the Company's or GMHI's Subsidiaries for their benefit, or any other such transfer of property for their personal benefit) from the Company and its Subsidiaries in an amount up to but no greater than $4,500,000 ("Owner Payments"). Such payments may be made in the form of the payment of salary, dividends, expenses, loans, contributions to the capital of the Company's or GMHI's Subsidiaries and otherwise so as to minimize the adverse tax consequences to Robert C. Guccione and his Affiliates."

        Section 1.5. LEGENDS. Section 2.06(g) of the Indenture is hereby deleted.

        Section 1.6 MANDATORY REDEMPTION. Section 3.08 of the Indenture is hereby deleted and amended to read as follows:

        "The Company shall redeem at a price equal to 100% of the principal amount thereof plus accrued interest through the date of redemption the Series C Notes on a pro rata basis from the Holders thereof in a principal amount equal to: (i) $700,000 on the date three months after the closing date of the Exchange (the "Closing Date"); (ii) $1,050,000 on the date six months after the Closing Date; (iii) $700,000 on the date nine months after the Closing Date; (iv) $1,250,000 on the date one year after the Closing Date; (v) $1,300,000 on the date one year and three months after the Closing Date; (vi) $1,950,000 on the date one year and six months after the Closing Date; (vii) $1,300,000 on the date one year and nine months after the Closing Date; (viii) $1,950,000 on the date two years after the Closing Date; (ix) $1,300,000 on the date two years and three months after the Closing Date; (x) $1,950,000 on the date two years and six months after the Closing Date; and (xi) $1,300,000 on the date two years and nine months after the Closing Date. In addition to the foregoing mandatory redemptions, beginning with respect to the fiscal year ending on December 31, 2001, so long as any Series C Notes remain outstanding, the Company shall redeem, at a price equal to 100% of the principal amount thereof plus accrued interest through the date of redemption, 120 days after the end of each fiscal year an aggregate principal amount of Series C Notes (rounded to the nearest integral multiple of $10,000) on a pro rata basis from the Holders thereof equal to the lesser of (i) 50% of the Excess Cash Flow of the Company and its Subsidiaries for such fiscal year and (ii) an amount of Excess Cash Flow of the Company and its Subsidiaries for such fiscal year such that if such payment of such amount were made on the last day of such fiscal year, the Company and its Subsidiaries would have had Investments in Cash Equivalents of $2,500,000 remaining after such payment on such date. Such mandatory redemptions with respect to Excess Cash Flow will be applied to reduce the principal amount of outstanding Notes due at maturity."

        Section 1.7 OPTIONAL REDEMPTION. Section 3.07 of the Indenture is hereby deleted and amended to read as follows:

        "SECTION 3.07. OPTIONAL REDEMPTION.

                The Notes are subject to redemption at the option of the Company, in whole or in part (in integral multiples of $1,000,000), at any time upon not less than 30 nor more than 60 days' notice, at the stated principal amount without premium or penalty plus accrued and unpaid interest thereon to the applicable redemption date. Any partial redemptions will be applied to reduce the principal amount of outstanding Notes due at maturity."

        Section 1.8     OFFERS TO PURCHASE. The first two full paragraphs of
Section 3.09 are hereby deleted and amended to read as follows:

        "Section 3.09. Offers to Purchase Pursuant to Sections 4.08, 4.09 or
4.12.

                In the event that, pursuant to Section 4.08, 4.09 or 4.12 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an "Offer"), it shall follow the procedures specified below.

                The Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.08, 4.09 or 4.12 hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made."

        Section 1.9 ADDITIONAL OFFICERS' CERTIFICATE. A new Section 4.04(d) is hereby added to the Indenture to read as follows:

                "(d) The Company shall deliver to the Trustee, no later than 90 days after the end of each fiscal year (beginning with respect to the fiscal year ending on December 31, 2001), an Officers' Certificate certifying (i) the Company's Excess Cash Flow for such fiscal year and the amount of Excess Cash Flow payable in respect of the Series C Notes for such fiscal year pursuant to the terms hereof with supporting calculations in reasonable detail, including the Company's Investments in Cash Equivalents as of the last day of such fiscal year; and (ii) Owner Payments (including a list of all Affiliates of Robert C. Guccione and the identity of each payee of each Owner Payment) made in such fiscal year, set forth in reasonable detail. The Trustee shall not be obligated to make any investigation of the subject matter of such Officers' Certificate and shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate. The Trustee shall forward a copy of such Officers' Certificate to each Holder within five (5) Business Days after the receipt thereof."

        Section 1.10 EVENTS OF DEFAULT. Clause (2) of Section 6.01 of the Indenture is hereby deleted and amended to read as follows:

                "(2) the Company defaults in the payment when due of the principal of or premium (if any) on the Notes, whether at maturity or upon acceleration, redemption (and the default with respect to redemption continues for 5 Business Days) or otherwise;"

        Section 1.11 NOTICES. The addresses for notices to the Company or any Subsidiary Guarantor and the Trustee in Section 12.02 of the Indenture are hereby deleted and amended to read as follows:

        "If to the Company or any Subsidiary Guarantor:

                11 Penn Plaza, 12th Floor
                New York, New York 10001
                Telecopier No.:  212-702-6262
                Attention:  President and Chief Operating Officer

        With a copy to:

                Rosenman & Colin LLP
                575 Madison Avenue
                New York, New York 10022-2585
                Telecopier No.: 212-940-8776
                Attention:  Robert L. Kohl, Esq.

        If to the Trustee:

                The Bank of New York
                101 Barclay Street, 21W
                New York, New York 10286
                Telecopier No.: 212-815-5915
                Attention:  Corporate Trust Division, Attn: Julie Miller"

                                   ARTICLE II

                               AMENDMENT TO NOTES

        Section 2.1 FORM AND TERMS OF THE NEW NOTES. Except to the extent otherwise provided in this Supplemental Indenture, the form and terms of the New Notes shall be the same as those of the Old Notes.

        Section 2.2 FACE AND BACK OF NEW NOTES. The face and the back of the New Notes shall have the form set forth on Exhibit A hereto.

        Section 2.3 INTEREST. The first two full sentences of Section 1 of each of the New Notes shall read in its entirety as follows:

        "1.     Interest. General Media, Inc., a Delaware corporation (the
        "Company"), promises to pay interest on the principal amount of this Note at 15% per annum from January 1, 2001 until maturity. The Company will pay interest quarterly on March 31, June 30, September 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date")."

        Section 2.4. PAYMENT OF PRINCIPAL AT MATURITY. A new Section 1A. is hereby added to each of the New Notes to read as follows:

        "1A. Payment of Principal at Maturity. The Company promises to pay the entire principal balance outstanding under this Note on March __, 2004 (the "Maturity Date"), the third anniversary of the closing of the Exchange and the issuance of this Note. In the event that any of the payment dates described herein falls on a day not a Business Day, then such payment date shall be the next succeeding Business Day."

        Section 2.5. METHOD OF PAYMENT. Section 2 of each of the New Notes shall read in its entirety as follows:

        "2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 15, June 15, September 15 or December 15 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders."

        Section 2.6 OPTIONAL REDEMPTION. Section 5 of each of the New Notes shall read in its entirety as follows:

        "5. Optional Redemption. The Notes are subject to redemption at the option of the Company, in whole or in part (in integral multiples of $1,000,000), at any time upon not less than 30 nor more than 60 days' notice, at the stated principal amount without premium or penalty plus accrued and unpaid interest thereon to the applicable redemption date. Any partial redemptions will be applied in reverse chronological order to the principal payments required under Section 1A. hereof."

        Section 2.7 MANDATORY REDEMPTION. Section 6 of the New Notes is hereby deleted and amended to read as follows:

        "The Company shall redeem at a price equal to 100% of the principal amount thereof plus accrued interest through the date of redemption the Series C Notes on a pro rata basis from the Holders thereof in a principal amount equal to: (i) $700,000 on the date three months after the closing date of the Exchange (the "Closing Date"); (ii) $1,050,000 on the date six months after the Closing Date; (iii) $700,000 on the date nine months after the Closing Date; (iv) $1,250,000 on the date one year after the Closing Date; (v) $1,300,000 on the date one year and three months after the Closing Date; (vi) $1,950,000 on the date one year and six months after the Closing Date; (vii) $1,300,000 on the date one year and nine months after the Closing Date; (viii) $1,950,000 on the date two years after the Closing Date; (ix) $1,300,000 on the date two years and three months after the Closing Date; (x) $1,950,000 on the date two years and six months after the Closing Date; and (xi) $1,300,000 on the date two years and nine months after the Closing Date. In addition to the foregoing mandatory redemptions, beginning with respect to the fiscal year ending on December 31, 2001, so long as any Series C Notes remain outstanding, the Company shall redeem, at a price equal to 100% of the principal amount thereof plus accrued interest through the date of redemption, 120 days after the end of each fiscal year, an aggregate principal amount of Series C Notes (rounded to the nearest integral multiple of $10,000) on a pro rata basis from the Holders thereof equal to the lesser of (i) 50% of the Excess Cash Flow of the Company and its Subsidiaries for such fiscal year and (ii) an amount of Excess Cash Flow of the Company and its Subsidiaries for such fiscal year such that if such payment of such amount were made on the last day of such fiscal year, the Company and its Subsidiaries would have had Investments in Cash Equivalents of $2,500,000 remaining after such payment on such date. Such mandatory redemptions with respect to Excess Cash Flow will be applied to reduce the principal amount of outstanding Notes due at maturity."

                                   ARTICLE III

                          WAIVER OF CERTAIN PROVISIONS

        Section 3.1. WAIVER. The following provisions of the Indenture are hereby waived: Section 6.01(2) thereof with respect to the failure of the Company to make its required payment of principal of the Notes on December 31, 2000; Section 4.11 thereof with respect to the issuance of the New Notes and the Preferred Stock as contemplated by the Offer; and any other provision to any further extent necessary to permit consummation of the Exchange as contemplated by and in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal, each dated as of February 16, 2001, previously distributed by the Company to all Holders of the Old Notes.

                                   ARTICLE IV

                                  MISCELLANEOUS

        Section 4.1 TERMS DEFINED. Defined terms used but not defined herein shall have the meanings attributed to them in the Indenture.

        Section 4.2 REAFFIRMATION. Except as hereby expressly amended, the Indenture and the Old Notes (including the guarantees of the Subsidiary Guarantors) are in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Section 4.3 GOVERNING LAW. This Supplemental Indenture and each and every provision hereof shall be construed in accordance with the laws of the State of New York.

        Section 4.4 SUCCESSORS AND ASSIGNS. All the covenants in this Supplemental Indenture contained by or on behalf of the Company and Subsidiary Guarantors shall bind its successors and assigns, whether so expressed or not.

        Section 4.5 COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                THE BANK OF NEW YORK, as Trustee, hereby accepts the trusts in this Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth, subject to the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Indenture as hereby amended.

                  [Remainder of page intentionally left blank]

                IN WITNESS WHEREOF, the Company and each of the Subsidiary Guarantors has caused this Supplemental Indenture to be signed in its corporate name and acknowledged by its President or one of its Vice Presidents, and its corporate seal to be impressed hereon, duly attested by its Secretary or an Assistant Secretary; and Trustee has caused this Supplemental Indenture to be signed and acknowledged by one of its Vice Presidents, and its corporate seal to be impressed hereon, duly attested by its Secretary or by one of its Assistant Secretaries, as of the date and year first above written.

Dated as of March __, 2001           GENERAL MEDIA, INC.


                                     By:
                                        --------------------------------------
                                        Name:
                                        Title:


Attest:
       --------------------------

(SEAL)

Dated as of March __, 2001           SUBSIDIARY GUARANTORS
                                     ---------------------

                                     GENERAL MEDIA ART HOLDING, INC.
                                     GENERAL MEDIA COMMUNICATIONS, INC.
                                     GENERAL MEDIA ENTERTAINMENT, INC.
                                     GENERAL MEDIA FILMS, INC.
                                     GENERAL MEDIA (UK), LTD.
                                     GMCI INTERNET OPERATIONS, INC.
                                     GMI ON-LINE VENTURES, LTD.
                                     PENTHOUSE CLUBS INTERNATIONAL
                                     ESTABLISHMENT
                                     PENTHOUSE FINANCIAL SERVICES, N.V.
                                     PENTHOUSE IMAGES ACQUISITIONS, LTD.
                                     PENTHOUSE MUSIC, LTD.
                                     PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.
                                     PENTHOUSE AUSTRALIA PTY LTD

                                     By:
                                        --------------------------------------
                                            Name:
                                            Title:
                                     (for each of the above-listed Subsidiary
                                     Guarantors)

Attest:
       -----------------------------------------
(for each of the above-listed Subsidiary Guarantors)

Dated as of March __, 2001           THE BANK OF NEW YORK
                                     (Successor-in-Interest to IBJ Schroder
                                     Bank & Trust Company), as Trustee

                                     By:
                                        --------------------------------------
                                            Name:
                                            Title:

Attest:
       ----------------------------------

        (SEAL)

                                    EXHIBIT A

                                 (FACE OF NOTE)

                    15% SERIES C SENIOR SECURED NOTE DUE 2004

No.                                                                 $___________

                               GENERAL MEDIA, INC.

Promises to pay to
or registered assigns,
the principal sum of
Dollars on March ____, 2004.
Interest Payment Dates: March 31, June 30, September 30 and December 31 Interest Payment Record Dates: March 15, June 15, September 15 and December 15


                                          Dated:
                                                -------------------------------


                                          GENERAL MEDIA, INC.

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                          By:
                                             ----------------------------------
                                             Name:
Trustee's Certificate of Authentication      Title:

                                               (SEAL)

This is one of the Notes
referred to in the within-
mentioned Indenture:

THE BANK OF NEW YORK,
as Trustee


By:
   -----------------------------------
   Authorized Signatory

                                 (BACK OF NOTE)

                    15% SERIES C SENIOR SECURED NOTE DUE 2004

        Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.(1)

        Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
















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(1) This paragraph should be included only if the Note is issued in global form.